EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

HELEN OF TROY, LTD.

Moderator: Gerald Rubin
January 9, 2006
10:00 a.m. CT

Operator: Good morning and welcome, ladies and gentlemen, to the Helen of Troy third quarter earnings conference call fiscal 2006.

At this time, I would like to inform you that all participants are in a listen-only mode. At the request of the Company, we will open up the conference for questions and answers after the presentation.

Our speakers for this morning’s conference call are Gerald Rubin, Chairman, Chief Executive Officer and President; Christopher Carameros, Executive Vice President; Thomas Benson, Senior Vice President and Chief Financial Officer; and Robert Spear, Senior Vice President and Chief Information Officer.

I will now turn the call over to Robert Spear. Please go ahead, sir.

Robert Spear: Good morning everyone and welcome to Helen of Troy’s third quarter earnings conference call for fiscal 2006.

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

The agenda for this morning’s conference call is as follows. We’ll have a brief forward-looking statement review, followed by Mr. Rubin, who will discuss our third quarter earnings release and related results of operations for Helen of Troy, followed by a financial review of our income statement and balance sheet for the quarter by Tom Benson, our Chief Financial Officer. And finally, we’ll open it up for questions and answers in a session for those of you with any further questions.

Safe Harbor statement. This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results.

Generally the words “anticipates,”  “believes,”  “expects,” and other similar words identify forward-looking statements. The Company cautions listeners to not place undue reliance on forward-looking statements. Forward-looking statements are subject to risks that could cause such statements to differ materially from actual results.

Factors that could cause actual results to differ from those anticipated are described in the Company’s Form 10-Q, filed with the Securities and Exchange Commission for the third quarter of fiscal year 2006, ended November 31, 2005.

Before I turn the conference call over to our Chairman, Mr. Rubin, I would like to inform all the interested parties that a copy of today’s earnings release has been posted to our Web site at www.hotus.com. The release can be accessed by selecting the “Investor Relations” tab on the home page, and then the “News” tab.

I will now turn the conference over to Mr. Gerald Rubin, Chairman, CEO and President of Helen of Troy.

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

Gerald Rubin: Good morning everyone and welcome to our third quarter conference call.

Helen of Troy today reported results for the third quarter and the nine months ending November 30th, 2005. Sales in the third quarter were $197 million versus sales of $205 million for the third quarter of the prior year, a decrease of four percent. Third quarter net earnings were $22, 666,000 or 72 cents per diluted share, from 31,135,000 or 97 cents per diluted share for the third quarter a year ago.

The Tactica bankruptcy negatively impact net earnings for the third quarter by approximately three cents per diluted share. Without this charge, earnings for the quarter would have been 75 cents per diluted share.

Nine months sales increased 0.3 percent to 455 million from sales of 454 million in the previous year. Fiscal year-to-date net earnings were 42,666,000 or $1.34 per diluted share, versus 64,466,000 or $1.98 per diluted share for the comparable period last fiscal year.

While we have seen some improvement in personal care sales over the last quarter, it is still less of an improvement than we had hoped to see. Net sales in our housewares segment have increased 20.7 percent and 25 percent over the same quarter and comparable year-to-date periods in the prior year, while net sales for our personal care segment decreased 8.3 percent and 9.6 percent over the same quarter and year-to-date periods of the prior year. It’s interesting to note that in the third quarter personal care was down 14.8 percent, but for the third quarter it only decreased 8.3 percent.

These sales results, combined with a deep decline in our gross margin percentage and an increase in selling, general, and administrative expenses for the quarter and year-to-date reduced our operating results compared to the previous year. A number of the same economic factors we experienced last quarter continue to impact our business today. We currently believe that these factors may continue to impact fourth quarter results as well.

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

As of November 30th, 2005, we had stockholder’s equity of $469 million, and the stockholder equity increased $61.6 million or 15 percent, for the comparable period last year.

For the fourth quarter ending February 28th, 2006, we currently expect overall sales to be in the range of 120 to $130 million, compared to last year’s fourth quarter sales of $127.6 million. Earnings per share for the fourth quarter are currently expected to be in the range of 15 to 25 cents per diluted share, versus the prior year’s fourth quarter earnings from continuing operations of 37 cents per diluted share.

Sales for the fiscal year ending February 28th, 2006, are currently expected to be in the range of 575 to $585 million, with earnings per share from continuing operations for the current fiscal year anticipated to be in the range of $1.49 to $1.59, versus our previous guidance of $1.80 to $1.90 per diluted share.

Next fiscal year, beginning March 1st, 2006, we are anticipating an eight to $10 million reduction in SG&A expenses, primarily in warehouse, distribution, and freight expenses, and an increase in product placements with retailers, and should therefore see a more positive year-over-year comparison of operating results.

I now would like to turn this conference call over to Tom Benson, our CFO, who will go through the financials with us.

Tom Benson: Thank you, Jerry, and good morning everyone. We are disappointed with our performance for the third quarter. Third quarter net sales decreased four percent year-over-year. Net sales in the third quarter of fiscal 2006 were 197.5 million, compared to 205.7 million in the prior year quarter. This represents a decrease of $8.2 million, or four percent. I will discuss the reasons for the sales decrease under our segment “Net Sales Information.”

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

Our third quarter operating income decreased by 33.1 percent year-over-year. Operating income in the third quarter of fiscal 2006 was 28.6 million, which is 14.5 percent of sales, compared to 42.8 million, or 20.8 percent of sales in the prior year quarter. This represents a decrease of $14.2 million, or a 33.1 percent decrease. It’s also a 6.3 percentage point decrease year-over-year.

Third quarter net income decreased 27.2 percent in dollar terms year-over-year. Net income for the third quarter in fiscal 2006 was 22.7 million, 11.5 percent of sales, compared to 31.1 million, 15.1 percent of sales in the prior year quarter. This is a decrease of $8.5 million, 27.2 percent.

The major reasons for the net income reduction of 8.5 million were there was a sales decrease of $8.2 million that had an impact of 3.9 million. There was an increase of cost of goods sold of 4.4 percent, and a reduction in net selling prices, which had a negative impact of 8.7 million. SG&A expenses increased, which had an impact of 1.6 million. We had an increase in interest expense, which had an impact of 1.2 million. We had a reduction in other expenses, which was a benefit of 1.7 million. And we had a decrease in taxes and tax rates of 5.2 million benefit. In total those are 8.5 million.

Third quarter diluted earnings per share was 72 cents in the current fiscal quarter, compared to 97 cents a year ago. This represents a decrease of 25 cents.

Now I’ll provide a more detailed review of the various components of our financial performance.

On June 1, 2004, we acquired certain assets and liabilities of OXO International for 273 million. OXO is a leader in providing innovative consumer product tools in a variety of areas, including kitchen, cleaning, barbecue, barware, garden, automotive, hardware, storage, and organization. Brands that we sell include OXO Good Grips, OXO Steel, and OXO SoftWorks. This business will be referred to as our housewares segment.

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

Our other segment is our personal care segment, includes the following product lines. Appliances - products in this group include curling irons, thermal brushes, hair straighteners, hair dryers, massagers, spa products, foot baths, and electric clippers and trimmers. Key brands in appliance include Revlon, Sunbeam, Health-o-Meter, Vidal Sassoon, Hot Tools, Wigo, and Dr. Scholl’s.

Grooming, skincare, and hair products are included in the personal care segment and consist of the following brands, Brut, Sea Breeze, Skin Milk, Vitalis, Ammens, Condition 3-in-1, Final Net and Vitapointe. Brushes, combs, and accessories are also included in the personal care segment. Key brands in the product category include Revlon, Vidal Sassoon and Karina.

The personal care segment net sales were 161 million for the third fiscal quarter in 2006, compared to 175.5 million in the prior year quarter. This is a decrease of 14.5 million, or 8.3 percent. Net sales decreases are a result of pressures to lower prices, additional costs associated with trade programs, selected loss of product placement, and a weaker market, especially in our European operations. While we are disappointed in an 8.3 percent decrease in net sales, this represents an improvement in the 14.8 percent decrease we experienced in the second fiscal quarter.

The houseware net sales were 36.5 million for the third quarter of fiscal 2006, compared to 30.2 million in the prior year quarter. This represents an increase of 6.3 million, or 20.7 percent. Sales increases have been primarily driven by continued new product introductions with existing customers, and the addition of a new hand tool line, which had significant initial shipments in the quarter.

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

Gross profit for the third quarter was 86 million, which is 43.6 percent of net sales, compared to 98.6 million in the prior year quarter, which represented 48 percent of net sales. This is a decrease of $12.6 million, or 12.8 percent. The decrease in gross profit percent of 4.4 percentage points is primarily due to a combination of higher cost of customer promotional programs, and a reduction in selling prices on certain items. We have also experienced some product price increases.

For the third quarter, selling, general, and administrative increased as a percentage of sales. The SG&A was $57.4 million for the third fiscal - for the third quarter of fiscal 2006, which is 29.1 percent of net sales, compared to 55.8 million, or 27.1 percent of net sales in the prior year quarter. This represents an increase of 1.6 million, or two percent age points.

The increase in SG&A is primarily due to the following. Outbound freight increased 400,000. Warehouse, storage, and handling costs increased 2.2 million. Depreciation increased 200,000. Advertising increased 1.2 million. The impact of exchange rates was 1.7 million. Personnel costs increased $1 million. And we had a decrease in incentive compensation of 5.1 million. That’s what makes up the $1.6 million increase in SG&A.

Outbound freight costs have increased due to fuel cost increases. Warehouse, storage, and handling costs are up due to more utilization of outside warehouses, higher inventory levels, and higher transition fees for the - for the housewares business. Depreciation is up due to capital expenditures during the year. Exchange rate is mostly due to falling British pound and Euro exchange rate versus the U.S. dollar this year, and the opposite last year. Personnel costs are up - are up due to additional personnel to handle the housewares business. Incentive compensation is down due to lower net earnings.

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

Interest expense is up 1.2 million for the quarter due to higher interest rates on our floating rate debt, and higher revolving debt due to 39.1 million of capital expenditures during the quarter, mostly due to the purchase and equipment for our new 1.2 million square foot warehouse in Southaven, Mississippi.

Tax expense for the quarter three, fiscal 2006, was 1.1 million, 4.6 percent of income before taxes, compared to 6.3 million, or 16.7 percent of income before taxes in the prior year quarter. The effective tax rate is down 12.1 percentage points compared to the prior year due to the movement of Hong Kong activities to Macau, which is a jurisdiction in which we are tax exempt, lower taxable income in the United States, and tax losses in European countries, both of which are high tax rate jurisdictions.

I will now discuss our financial position.

Our cash balance was 20 million at November 30th, 2005. We have a 75 million revolving line of credit in place, of which we borrowed $60 million, leaving us with 15 million of available borrowings under this credit facility at November 30th, 2005. We anticipate our revolver balance to be paid down significantly by the fiscal year end as a result of the normal seasonal reduction in accounts receivable and inventory during the current quarter, and the anticipated sale of our old 619,000 square foot warehouse in Mississippi.

Accounts receivable decreased 18.8 million year-over-year. On a trailing 12 month basis, accounts receivable days outstanding increased to 85.7 days at November 30th, 2005, compared to 73.6 days at November 30th, 2004. On a current sales basis, accounts receivable days outstanding are 74 days, compared to 77 days a year ago, an improvement of three days.

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

Inventories at November 30th, 2005, increased 45.5 million from November 30th, 2004, down from a year over increase of 60.4 million at August 31st, 2005. Inventories are up due to new product introductions, and to buffer against disruptions that could occur during the fourth fiscal quarter as we relocate certain inventories in connection with the consolidation of our warehouse operations into our new Southaven, Mississippi distribution facility. We also increased inventory purchases to delay the impact of possible future price increases.

Shareholders’ equity increased 61.6 million to 468.9 million at November 30th, 2005, compared to November 30th, 2004.

I will now update you on our financing activities.

To take advantage of local tax incentives, and to finance the acquisition and installation of equipment in our Southaven, Mississippi, distribution facility, in August 2005 we entered into a loan agreement with the Mississippi Business Finance Corporation for up to 15 million of bonds. We borrowed five million of these funds over the last quarter, and anticipate additional draws over the next six months.

I will now turn it over to Jerry for some additional comments and questions.

Gerald Rubin: I’d now like to turn the floor over for questions. Operator?

Operator: Thank you. The question and answer session will begin now. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, press star one on your touch-tone telephone. Should you wish to withdraw your question, please press star two. Your question will be taken in the order it is received. Please stand by for your first question.

Our question first comes from Kathy Reed with Stanford Financial.

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

Kathy Reed: Good morning. First of all, can you break out the components of the gross margin decline? I think you mentioned it was negative pricing and increased promotions. Can you give us a split between the two of those, even if it’s just a rough magnitude?

Tom Benson: Kathy, this is Tom Benson. We don’t go into those specific details.

Kathy Reed: OK, but is it the majority of it pricing pressure on your products? Or because it seems that since you outsource the majority of your manufacturing from overseas that you’re not going to have as much of a raw material cost impact, even though I think you mentioned that that was slight. So, I’m just trying to gauge a sense on your - on your top line, and if the pricing pressures are more on the personal care appliances, or if they’re on your like Brut and Sea Breeze, your Idelle Labs’ brands?

Tom Benson: The decrease in the gross profit percent is more driven by top line impact on the net sales. And that’s made up of a combination of, you know, it could be pricing pressures, where customers are asking for lower prices, but there’s also a whole array of different trade programs that go into net sales that have the same overall impact in the financials as price decreases. So, it could be, you know, increases in trade allowances they want. It could be direct price decreases.

We have had some increase in the cost of our materials. There hasn’t been significant increases, or very much increases, on the products that we are bringing out of Asia. We do manufacture through third parties some of our products in the United States. And there has been price pressures on the price of plastics and alcohol in that business.

Christopher Carameros: This is Chris Carameros. Just in the case of the Idelle pieces we’ve had increases in the - in the - in our costs, but we’re also having some price - actually raising some prices on some specific SKUs going into February of this next year, so.

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

Kathy Reed: You’re raising prices on some of your Idelle brands.

Christopher Carameros: Yes. To make up for our cost increases in alcohol, as Tom mentioned to you.

Kathy Reed: Great. Can you give us the magnitude of those price increases?

Christopher Carameros: Not right now.

Kathy Reed: OK. Second of all, I think you mentioned that on your personal care helping - or I guess relating to the eight percent decline in sales, that there was some lost distribution. Can you elaborate a little bit further on that? And if it was on the professional side, or if it was on, I guess, just the base hair care appliance business?

Christopher Carameros: This is Chris Carameros. To comment on that, on the appliance side, as we’ve said before, we had some decreases in some overall sales. But on the professional side we did have some decreases in some distribution pieces, as we’ve commented before. But introduce some new lines and new product to take up some of that decrease, where some higher price point items and SKUs have kind of displaced some of our other items we had within the professional appliance line.

Kathy Reed: OK. And just with that, that was, I think, something you mentioned on your last call, that you had a new line of Vidal Sassoon studio tools, which I believe is not professional. I think that’s just regular consumer. Did that ship out on time? I think that was supposed to ship at the end of your third quarter, and to help your fourth quarter results.

Gerald Rubin: Yes, it did ship out. It is - it’s - it’s in distribution now.

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

Kathy Reed: And then you also have a new product line for your professional business?

Gerald Rubin: Yes, but that won’t be until approximately the second quarter of next year, when we get full distribution.

Kathy Reed: OK. And lastly, can you just let us know what the - your new interest rate on your floating rate debt - I think it reset at the end of December?

Tom Benson: Yeah, that information’s in the Q that’s going to be filed today.

Kathy Reed: OK. Thanks very much.

Operator: Thank you. And our next question comes from Rommel Dionisio.

Rommel Dionisio: Good morning gentlemen. With regards to the new hand tools business, I think it’s been on Lowe’s store shelves for a little over a month now. Could you just share with us what you think retail uptake has been of that, and consumer acceptance?

Christopher Carameros: Got some great consumer acceptance of the - of the new tools. And Lowe’s is pleased with it, and we’re pleased with it also.

Rommel Dionisio: Is that just in Lowe’s, Chris or …

Christopher Carameros: This point - at this point in time it is.

Rommel Dionisio: OK, but it’s not an exclusive, so you can take it elsewhere?

Christopher Carameros: At this point in time, it’s just in Lowe’s.

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

Rommel Dionisio: OK. And also just a sort of bigger picture question. Jerry, I think you attributed some economic indicators that you continue to see, you know, are adversely impacting you. But we’ve seen actually consumer confidence pick up and oil prices come down a little. Can you maybe just share with us what specifically you’re referring to for economic indicators?

Gerald Rubin: Well, many of our retailers are resetting in the - in our first quarter fiscal year next year, and that’s when we believe that comparisons will be positive as we get more SKUs on the shelf.

Rommel Dionisio: So, it’s not really necessarily a macroeconomic view, but just specific retailers are just being a little more conservative?

Gerald Rubin: Well, at the present time, but we will have more placement come the - come our first quarter of next year.

Christopher Carameros: I think you can take a look at also, look at the European market, at least in the appliances, European market has been down overall, so there’s a little bit more macro effect at that particular piece of the business. But in the U.S., as Jerry said, we should have some better business as we have better SKU placement.

Rommel Dionisio: OK, fair enough. Thanks very much.

Christopher Carameros: OK.

Operator: Thank you. And our next question comes from Gary Giblen with Brean Murray Carret.

Gary Giblen: Yeah, hi. I’m wondering what tax rate is built into the guidance that was in the earrings release today?

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

Christopher Carameros: We basically had a 12 percent tax guidance going forward, and we still maintain that. Depends on where it is on quarter-to-quarter, and you try to true that up towards the year end. But still - we’re still forecasting a 12 percent tax rate.

Gary Giblen: OK. So, the first of the three tax factors that you mentioned was the, you know, from Hong Kong to Macau, that’s reflected in the 12 percent. And then the rest would have to do with the mix of sales in different jurisdictions?

Christopher Carameros: It’s more complicated than that, but to answer your question, yes. But as you make money in different jurisdictions around the world, it depends on where you make it, and how you do it, and where you’re accruing for it. So, it would drive the tax rates up or down where you’re making it. But at this point in time we believe 12 percent should be an adequate amount.

Gary Giblen: OK, great. And just the other question is in housewares, which it’s nice to see your good results there, I mean you had good sales but you had some gross margin compression. So, could you give a little more color on that? You know, I heard what you said in the description, but in other words, if sales are strong, then normally that wouldn’t cause gross margin compressions. But it looks like you had some promotional activity and so forth, so could you just tell us what should gross margins be up in the coming quarters in housewares, or?

Tom Benson: This is Tom Benson. We do not disclose our gross profit between the personal care and housewares segment specifically. And when you look at the Q you can see operating income by segment, and we also in the Q explain that currently we are not allocating some of our overhead cost to the housewares segment until we fully integrate it into our business. So, when you look at the operating income you need to make sure you keep that into - keep that in mind.

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

Gary Giblen: OK, so if it’s not a perfect number. But, I mean, operationally are gross margin trends, you know, a good deal more solid in that - in the OXO area, let’s say, than in the ...

Christopher Carameros: Yeah, in the OXO area we have good sales and good margins, and we have a good trend. So, I think that we’re very pleased with the way the sales are going, and where our costs are lining up.

Gary Giblen: Yeah, I just wanted to clarify that. OK. Thank you very much.

Christopher Carameros: OK.

Operator: Thank you. And next is Jim Larkins with Wasatch Advisors.

Jim Larkins: Yeah, could you give some comments on competition and market share in some of your core appliance areas? And also you mentioned competing for some additional shelf space, or increasing your shelf space. If you could give some color on where that is?

Gerald Rubin: Well, as far as market share, you know, it’s hard to measure because we have the same SKUs on the shelves that we had the first and second quarter. But, you know, we believe that talking to the retailers that we have not lost any market share. That the - that there is a slight decrease in the amount of appliances - it’s actually not the amount of appliances sold - I think it’s just the prices that they’re sold at.

We’re very hopeful with the new planograms that are coming up that will start in the first quarter of our fiscal year, we’re going to have more placement and they’ll be higher price points, and so we believe that there’ll be increases there. Plus in the professional business by the second quarter we’ll have our new line of high end professional personal care products that’ll compete against others with a high price.

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

It just seems that the market in professional has gone the reverse of retail. That the price points that we need to be in are higher price points, much higher price points, than we currently are. And that’s what this new line is going to be. And we have approximately 23 new products that we’re introducing that should be a success for us.

Jim Larkins: All right. And then you had mentioned in your press release about increasing shelf space. Is there any additional color we should get on that?

Gerald Rubin: Well, as I mentioned we will have additional SKUs at major retailers starting with our second quarter - our first quarter coming up, fiscal year.

Jim Larkins: And is that in your - just your core products?

Gerald Rubin: Yes.

Jim Larkins: OK. Thank you.

Operator: Thank you. And our last question comes from Mike Termezy.

Mike Termezy: Comment on the sales of your hair and beauty care products within the professional beauty salon channel? And I know you were talking about some lost distribution, but is there anything else you’re seeing in that channel at all?

Gerald Rubin: Well, in the professional business, as I mentioned, we’re coming out with our new line of professional tools at high - at very high price points - that we’re all excited about. And we’ve shown it to our customers, and we believe that we’ll have increases in that division, starting wit our first quarter of fiscal 2007.

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

Mike Termezy: So, it isn’t any sort of fundamental weakness you’re seeing in the channel that could be impacting your sales?

Gerald Rubin: No.

Christopher Carameros: No.

Mike Termezy: OK. OK, thank you.

Operator: Thank you. And at this time if you do have a question, and it is the star one on your touch-tone telephone. And our next question comes from Stephen O’Brien with Wellington Management.

Stephen O’Brien: Yes. Could you give us some idea of the sales comparisons in the - in the appliance, and the grooming, and the accessory areas?

Christopher Carameros: Yeah, this is Chris Carameros. Just take a look at the Q this afternoon when you file it, and it’ll be all in there.

Stephen O’Brien: OK. You mentioned we’ll get eight to $10 million of savings next fiscal year. Is that going to come through kind of evenly throughout the quarters, or is it …

Christopher Carameros: Well, we anticipate it should come through the - throughout the year, but obviously we are starting to fully shift out of that distribution facility in March the first of next year. We’ll have some additional cost in the first two or three months, or first quarter, and as we begin to get more efficient the cost should come down.

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

Stephen O’Brien: OK. And in inventory turns, can we see those go back to where they had been, we’ll say, in the previous fiscal year?

Christopher Carameros: You know, we’re focused on inventory levels, and inventory turns, and where appropriate we’ll bring the inventories down in a variety of different areas. And again, we’ve focused on that as we transition our warehouse. We had a little bit excess inventories in both warehouses at this point in time, but it should transition and be appropriate amounts at that point in time.

Stephen O’Brien: OK and same thing for accounts receivables.

Christopher Carameros: Yes. And I think, as Tom mentioned, if you heard his last comment, the last 30 days you show a positive trend on days in receivables.

Stephen O’Brien: OK. Thank you.

Christopher Carameros: OK?

Operator: Thank you. And our next question comes from Kathy Reed with Stanford Financial.

Kathy Reed: Oh hi, thanks. I just had a follow-up question. Actually, just in your press release when you talk about the Tactica bankruptcy, it appears that it’s going to finally get settled. And I wondered just when I read what you put in the press release, I think at the time from some of the papers that you filed over this summer that you were actually looking to receive - you had a $3.5 million claim yourselves, and I guess if you - my understanding of reading your press release, you have a - are booking a $1.8 million liability. Does that mean now that what you’re going to receive is zero?

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

Christopher Carameros: No. We’re going to receive less out of our claim. And so when you say we’re booking a liability, we had recorded some of that claim in our net difference in the OXO - I mean, excuse me - in the Tactica transaction. We’re just receiving less of our claim.

Kathy Reed: So, the 1.8, is that the difference, or is that what you have to pay out?

Tom Benson: Well, the …

Christopher Carameros: No, we’re not having to pay out. All that - all the - all the refund is in escrow right now, so it’s going to be - we’re going to receive less than we originally anticipated. And those are the net numbers we disclosed.

Gerald Rubin: It’ll be 1.5 - $150,000 less as we reported - less than we thought we were going to receive back.

Tom Benson: This is Tom Benson. All of the claim that we filed we did not have - we had some reserves set up against that on our books originally.

Gerald Rubin: Right.

Tom Benson: So, it was not all set up as a receivable. We’re actually not going to pay any cash out. We’re going to receive less cash out of this than we anticipated if everything gets approved.

Kathy Reed: OK. So, you don’t - you’re not paying any cash out, you’re just going to receive less than what you had previously thought?

Tom Benson: We’re going to receive less than what we thought.

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

Kathy Reed: OK. And finally, is there a large industry trade show that goes on sometime soon that you premier some of your new products at?

Gerald Rubin: Well, there’s several. There’s the “International Housewares Show,” which is in Chicago in March. For retail there’s a European show, “Cosmo (Product),” in Bologna, Italy, that we also show in. And there is the professional “Cosmo (Product),” show in the United States in July in Las Vegas.

Kathy Reed: OK. Thank you.

Operator: Thank you. And our next question comes from Justin Boisseau from Gates Capital Management.

Justin Boisseau: Hi. I apologize if I missed it. Could you give me the total debt at the end of the quarter?

Gerald Rubin: It’s on the balance sheet in the press release.

Christopher Carameros: Do you have your - do you have a copy of the press release?

Justin Boisseau: Do.

Christopher Carameros: What is it Tom?

Tom Benson: The long-term debt is 265 million, and we had - we have $70 million of short-term debt.

Justin Boisseau: OK, great. And then you all had historically given some guidance on cap ex and cash flow from ops and EBITDA for fiscal ’06. Could you update that?

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
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Tom Benson: This is Tom Benson. We’re not giving out that information.

Christopher Carameros: It’s pretty - it’s consistent with what we told you before. It hasn’t changed.

Tom Benson: Right. I mean, last time we gave out that information we had to file the - some filings after the conference call. So, we’re trying to be careful and not give out information you can’t really find in our public filings already.

Justin Boisseau: OK, thanks.

Operator: Thank you. And our next question is from John Harloe with Barrow Hanley.

John Harloe: Could you go through the income statement? I assume you would say that there’s a three cent hit on this Tactica bankruptcy. Go through the cost of goods and SG&A and tell us what numbers are in what, so we can try to get to a pure number? And then I’m - Chris is - I know Chris is a lot smarter than me, but I’m looking at a million-eight as liability payable, but seems to me sooner or later we pay somebody something, don’t we?

Christopher Carameros: It’s real easy. All you got to do is a take a look at the net difference, and Tactica it’s three cents, and I can walk you through the details later if you want me to do that. But basically it’s a net hit of three cents on Tactica after you - after you do the effects.

Tom Benson: This is Tom Benson. The legal fees that we disclosed in the press release are in SG&A. The other things are down in other income, and those are - will be fully explained in the Q when it comes out.

John Harloe: Thank you.

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

Christopher Carameros: All right.

Operator: Thank you. And as a final reminder, it is star one on your touch-tone telephone. And if you do find that your question has been answered, you may release yourself from the queue with star two. Our next question comes from Ivan Sacks with Institutional Equities.

Ivan Sacks: Good morning. Tough quarter, but respect your answers. I’d like to please get a historical perspective just in terms of valuation on the Company right now, and if you are still doing a stock purchase buyback, if you could please speak to those points? Thanks.

Gerald Rubin: Well, stock purchase is something that the board considers at every board meeting. As you know, we have authorization to buy up to three million shares. I think we’ve purchased already 1.6, so we have 1.4 million. When that’s going to happen, I can’t tell you, but we do have authority to buy 1.4 million more shares.

And your other question was about valuation - of what, I was going to ask you?

Ivan Sacks: Yeah, just if you can just give like a historical perspective. I mean, obviously you’ve got a long range of how long the Company’s been going for relative to the way it’s been before, if you could just speak to that Jerry.

Gerald Rubin: Well, you know - you know - one of the things that you see that, you know, we have shareholder equity of $469 million. And with profits next year, we should be certainly well over $500 million in shareholder equity, which I believe if you look at the valuation, I think that’s - that the shareholder equity is probably equal or better than what the price of the shares are today. Just based on the shareholder equity.

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

Ivan Sacks: Good. And then in terms of like to like, when you look at the comparative (niche) of - I mean you got 27 products, or 24 products, I think the last quarter you had 27 products coming up in the professional side. I mean, obviously that was compared to 40. Do you see yourself getting ahead again, or just, I mean how are you guys feeling about business, just going forward?

Gerald Rubin: Well, we’re very positive. I mean, we all believe that in almost all our divisions that every division should show increases next year, is what we’re looking forward to. Based on the new products that we have, increased distribution, more SKUs. That’s the way we’re looking at the business that every division should be positive next year.

Ivan Sacks: Great. OK, thank you.

Gerald Rubin: OK. Thank you.

Operator: Thank you. And our next question comes from Jim Larkins with Wasatch Advisors.

Jim Larkins: Yeah, I just wanted to get a clarification on the new distribution center. Are you currently shipping from both centers, or are you, you know, and when are you going to throw the switch, and when do you think the transition is complete?

Tom Benson: This is Tom Benson. The answer is, it’s really - there’s kind of a three-phased approach to the transition. The first phase we have completed, and just started shipping out of it last week. The second phase is going to - we’re anticipating completing in mid-February. And the third phase we’re anticipating completing in mid-March. So, it will not be fully operational until around the end of March.

Jim Larkins: OK. But after that we’ll be clear of the dual expenses after March?

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

Tom Benson: That’s correct. We have to dispose of our old facility that we anticipate disposing of shortly. We will probably lease it for a period of time. So, I don’t want to say at the end of March all expenses are going to be totally completed. It might take a short period of time after that.

Christopher Carameros: Well, it’s like we said in the press release, we should be there in May, and we should have elimination of the dual warehouse by May.

Jim Larkins: OK.

Christopher Carameros: You have January, you have Idelle SKUs, February you have OXO, and March you have appliance.

Jim Larkins: OK, great. And then can you give any color on the acquisition environment right now for products? It seems like there’s a lot of talk in the market about some fairly well known brands that are coming up, and just any color on that, if you could?

Christopher Carameros: This is Chris Carameros. We always take a look at a lot of the, I guess, opportunities out there. Some of them are fairly well priced, but there may be select opportunities, just like when we bought the Brut brand, it was offered in a whole portfolio of assets that Unilever had for sale. But we really focused on that one asset, which was the Brut brand, and just purchased that one asset even though there was seven or eight other assets being sold.

During this current review we’ll focus on that same kind of opportunity. If we see some assets being up for sale, which there are right now, that we can take a look at, we’re going to look at them, and look and see if we can acquire those assets.

Jim Larkins: And do you see the competition being primarily other public companies, private equity money, any color there?

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

Christopher Carameros: You know, I think it’s both, because it seems like it used to be private equity money had some kind of limitation on overall multiple of EBITDA, but they almost seem to be paying more because lots of money out there, and I think sometimes the industry people, if you take a look at guys like Chatham, they’ve said that lots of brands are out there that are overvalued.

Jim Larkins: Right.

Christopher Carameros: The industry guys may know a little bit better than maybe the equity funds. But I don’t know - time will tell.

Jim Larkins: Yeah. A big picture question on that is that if you look at - if we kind of assume maybe that over the past 15 years or more that riding Wal-Mart has been, you know, a great benefit to guys like Helen of Troy that have been able to execute and supply the fast-growing retailers like Wal-Mart or Target, and so forth. It seems like there’s a slowdown now in that trend, and, you know, is there increased competition and just rivalry among competitors, given that maybe the overall growth rate of kind of the Wal-Mart train is slowing down? Can you comment on that?

Christopher Carameros: You know, my opinion is there’s always lots of competition out there among a variety of retailers that we sell around the world. And it seems that over the last six months there’s been a, you know, lots of issues about this and that about Wal-Mart, but it’s a great customer, and we enjoy our relationship with the customer, and look forward to growing with Wal-Mart.

Gerald Rubin: You know, as we’ve reported in the past, our sales with Wal-Mart, our percentage, probably will be no different this year. Wal-Mart’s about 20 percent of our corporate business, so. And that’s been pretty steady over the last few years.

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

Christopher Carameros: You know, the question is, overall retail, you know, is it slowing down? And I really don’t - can’t comment on that. But we sell to a variety of customers around the world, like I said, and look to increase our sales for next year.

Jim Larkins: OK. Thank you guys.

Christopher Carameros: OK.

Operator: Thank you. And we have next question from Mimi Sokolowski from Sidoti and Company.

Mimi Sokolowski: I’m sorry. I tried to withdraw my question. It’s already have been answered. But thank you.

Operator: Thank you. And our next question is from Jeff Kauffman with George Weiss Associates.

Jeff Kauffman: Thank you very much. I just wanted to get back to the share repurchase question that was asked a little while ago. Correct me if I’m wrong, but originally when that three million share authorization was established, I recall a deadline of May 31, ’06, as the timeframe for repurchasing the shares. And I’m under the impression you haven’t really purchased any shares since you filed your last K in the middle of ’05.

So, I’m just kind of curious, was the original intent to repurchase all these shares by May 31, ’06? If that was, when did that change, and I’m just kind of curious - I realize there’s a lot of need for cash elsewhere right now in inventory with the warehouse move, but if you were buying these 1.7 million shares in the last two years at much higher prices, given your comments about shareholders’ equity and stock price, why wouldn’t you be buying the stock more aggressively here?

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

Gerald Rubin: You know, these are certainly board decisions. Let me - let me clarify it. When we first put the program in, it was for three years, and yes, it does expire May 31st, 2006. But that’s not to say that it can be - it can certainly be extended by the board, or a new program could come up. And as far as the repurchase, I know everybody says, you know, why wouldn’t you? But we look at the opportunities. Are the opportunities better in an acquisition, or are they better to use the money for a buy back of stock, and that’s an ongoing discussion.

And, you know, there are times when it’s better to buy the stock back, and there are times when it’s better to do acquisitions. So, there’s - the Company doesn’t have a set formula that - only to buy stock back and not acquisitions, or just buy acquisitions and not stock back. So, it just depends on the time, and what’s going on in the marketplace. Plus we’re working down our debt. We’d like to work our debt down, although we do have bank availability. But, there’s, as we talked in the previous question about new acquisitions, and there are opportunities out there that we’re looking at. So, either we’ll do one or the other.

Christopher Carameros: This is Chris Carameros. You know, our priority has been we did an acquisition, as we said, of OXO. Spent $217 million on that. Our priority has been to make that acquisition successful, which I think we’ve done so far. To get our costs down by doing the new DC, we made an investment in that.

And as we digest those particular two pieces, the new DC and the acquisition, we’ll look at other acquisitions or the opportunity to buy our stock back at that point in time. And we do it judiciously and once a quarter we look at those opportunities. So, answer your question why? We’re going to look at those opportunities and see if it makes sense for us as a board and as a company.

Jeff Kauffman: OK. Your point is capital, it’s just better to put it elsewhere right now, despite the fact the stock is as cheap as it is?

Christopher Carameros: Let’s put it this way - the last year and a half, we deployed capital, as I’ve said, for an acquisition. We’ve done some new warehouse and distribution facilities to get our costs down. And we’ll generate some cash flows next year, and we’ll analyze whether we want to - what we do with our cash - pay our debt down, buy our stock back, or do some acquisitions. We always - we always analyze that at every board meeting.

Jeff Kauffman: OK. Guys, thank you.

EXHIBIT 99.2
HELEN OF TROY, LTD.
Moderator: Gerald Rubin
01-09-06/10:00 a.m. CT
Confirmation # 8142082

Operator: Thank you. And if there are no further questions, I will turn the conference back to Gerald Rubin to conclude.

Gerald Rubin: OK. Yes. Well, thank you everybody for being part of our third quarter conference call. And we look forward to our year-end results that’ll be in early May. Thank you all again.

Operator: Thank you, ladies and gentlemen. If you do wish to access a replay for this call, you may do so by dialing 888-203-1112. Again, the number is 888-203-1112, with a replay passcode of 8142082.

This does conclude our conference call for today. Thank you all for participating. And have a nice day. All parties may disconnect now.

END